Exhibit 23.2

Consent of Independent Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2014 Equity Incentive Plan and Amended and Restated 2010 Stock Plan of Upland Software, Inc. of our reports dated February 28, 2014 pertaining to ComSci, LLC, May 7, 2014 pertaining to LMR Solutions, LLC, and August 19, 2014 pertaining to Marex Group, Inc. and FileBound Solutions, Inc. in Amendment No. 2 to the Registration Statement (Form S-1) and related Prospectus of Upland Software, Inc. for the registration of shares of its common stock.

Austin, Texas

November 6, 2014

Holtzman Partners, LLP    |    1710 West Sixth Street    |    Austin, Texas 78703    |    phone 512.610.7200    |     fax 512.610.7201    |    www.holtzmanpartners.com